Exhibit 99.1
QUESTIONS AND ANSWERS
On Thursday, February 12, 2008, Life Technologies’ provided Q4 and Full Year 2008 financial results via a company press release and subsequent conference call where more financial detail was provided. In addition, the company held a follow up conference call with sell side analysts to answer follow up questions. On this follow up conference call, the company provided supplemental information related to Full Year 2008 earnings and 2009 expectations. A replay of this conference call will be available on the company’s Investor Relations website for three weeks from today.
The company has also provided additional answers to further follow up questions by way of this Question and Answer documented which has both been posted on the Investor Relations portion of the company website.
Q. What was the currency impact on the legacy Invitrogen Cell Culture Systems Division in Q4 2008?
A. The Cell Systems division had a very strong quarter with revenue of $114M, representing 13% organic growth and 17% total revenue growth. Total revenue growth including a positive impact from the CellzDirect acquisitions done in early 2008 and a negative impact from currency. The company initially stated that Cell Systems had a positive impact from currency, but has provided a correction that the impact to growth rates was, in fact, negative from currency. This does not change total company reported results, reported results for the Cell Systems division nor organic growth calculations.
Q. Does the IVGN/AB combined 2008 pro-forma income statement posted on your website reflect AB performance based on a 4/4/5 quarter or calendar quarter?
A. The 2008 pro-forma income statement posted on our website reflects IVGN performance using the calendar system and AB performance using 4/4/5. Moving forward, Life Technologies will utilize a calendar system and as such will have slight differences in comparables resulting from switching the AB business from 4/4/5 to a calendar quarter. Once the exact impact on a quarterly basis is identified, the company will post a revised 2008 pro-forma income statement on the website that reflects both companies performance on a calendar quarter basis prior to the our Q1 2009 earnings call in April. As a result of this change, the revised pro-forma income statement may reflect movement of up to several million dollars in revenue between quarters. The final and revised 2008 pro-forma is expected to be posted by the company’s first quarter earnings call in April.
Q. Why is there more of a difference between the adjusted net income and free cash flow expectations the company provided for 2009?
A. Included in Life Technologies expectations for pro-forma net income are several non-cash charges, including stock option expense, RSUs, and the amortization of loan fees. In addition, cash taxes will be different than pro-forma taxes given the expenses associated with integrations.
Q. What is the estimate for depreciation in 2009?
A. Approximately $110 — $120 million.
Q. Will you disclose the organic and total revenue growth of each division every quarter?
A. Yes
Q. What is the difference between the revenue of the two standalone companies, Applied Biosystems and Invitrogen, versus the revenue represented in the 2008 pro-forma?
A. Intercompany revenues between the two legacy companies
Q. When the company’s hedging program is complete, approximately what percent of revenues exposed to foreign currencies will be hedged?
A. Approximately 40%
Q. How do I access the replay of the Analyst Q&A call that Life Technologies hosted after the earnings call?
A. The replay of analyst Q&A will be available for three weeks through the IR page of our website or by using the following link: http://ir.lifetechnologies.com/phoenix.zhtml?p=iroleventDetails&c=61498&eventID=2099156.